Exhibit 99.1

Applied Optoelectronics Reports Fourth Quarter and Year 2017 Results

Sugar Land, Texas, Feb. 21, 2018 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic network products for the internet datacenter, cable broadband, fiber-to-the-home and telecom markets, today announced financial results for its fourth quarter and year ended Dec. 31, 2017.

“We achieved revenue in the fourth quarter of $79.9 million, which was slightly below our expectations due to lower demand from our datacenter customers as they continue to evolve their network architectures. While our revenue came in slightly below expectations, I am pleased with our ability to continue to generate strong gross margin even in a price sensitive market,” said Dr. Thompson Lin, Applied Optoelectronics Inc. founder and CEO. “Even though we see inventory headwinds with one of our customers and the typical seasonality in Q1 due to fewer production days in China because of the Lunar New Year, we continue to expect the second half of 2018 to be stronger than the first half. We believe we have a strong leadership position in advanced optics, and this belief is bolstered by a large purchase commitment that we disclosed earlier today.”

Fourth Quarter 2017 Financial Summary

•	Total revenue was $79.9 million, compared with $84.9 million in the fourth quarter 2016 and $88.9 million in the third quarter of 2017.

•	GAAP gross margin was 40.3%, compared with 38.0% in the fourth quarter 2016 and 44.3% in the third quarter of 2017. Non-GAAP gross margin was 41.0%, compared with 38.0% in the fourth quarter 2016 and 44.4% in the third quarter of 2017.

•	GAAP net income was $5.7 million, or $0.28 per diluted share, compared with net income of $14.2 million, or $0.77 per diluted share in the fourth quarter 2016, and net income of $19.4 million, or $0.95 per diluted share in the third quarter of 2017.

•	Non-GAAP net income was $17.9 million, or $0.89 per diluted share, compared with non-GAAP net income of $15.5 million, or $0.84 per diluted share in the fourth quarter 2016, and non-GAAP net income of $22.0 million, or $1.08 per diluted share in the third quarter of 2017.

Year 2017 Financial Summary

•	Total revenue grew to $382.3 million, up 47% compared with $260.7 million in 2016.

•	GAAP gross margin increased to 43.5%, up from 33.4% in 2016. Non-GAAP gross margin increased to 43.7% compared with 33.4% in 2016.

•	GAAP net income increased to $74.0 million, or $3.67 per diluted share, compared with net income of $31.2 million, or $1.76 per diluted share in 2016. Non-GAAP net income increased to $93.0 million, or $4.62 per diluted share, compared with non-GAAP net income of $24.6 million, or $1.39 per diluted share in 2016.

•	On December 31, 2017, cash, cash equivalents, short-term investments and restricted cash totaled $84.0 million, compared with the December 31, 2016 balance of $52.0 million.

A reconciliation between all GAAP and non-GAAP information referenced above is contained in the tables below. Please also refer to “Non-GAAP Financial Measures” below for a description of these non-GAAP financial measures.

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First Quarter 2018 Business Outlook (+)

For the first quarter of 2018, the company currently expects:

•	Revenue in the range of $67.0 million to $71.0 million.
•	Non-GAAP gross margin in the range of 40.5% to 41.5%.
•	Non-GAAP net income in the range of $5.6 million to $6.8 million, and non-GAAP fully diluted earnings per share in the range of $0.28 to $0.34 using approximately 20.2 million shares.

(+) Please refer to the note below on forward-looking statements and the risks involved with such statements as well as the note on non-GAAP financial measures.

Conference Call Information

The company will host a conference call and webcast for analysts and investors on Feb. 21, 2018 to discuss its fourth quarter and year 2017 results and outlook for its first quarter of 2018 at 4:30 p.m. Eastern time / 3:30 p.m. Central time. Open to the public, investors may access the call by dialing (412) 717-9586. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.ao-inc.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the call will be available one hour after the call and will run for five business days and may be accessed by dialing (412) 317-0088 and entering passcode 10115850.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company's actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: reduction in the size or quantity of customer orders; change in demand for the company's products due to industry conditions; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; the company's reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure; a decline in demand for our customers' products or their rate of deployment of their products; general conditions in the internet datacenter, CATV, FTTH or Telecom markets; changes in the world economy (particularly in the United States and China); the negative effects of seasonality; and other risks and uncertainties described more fully in the company's documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company's business are set forth in the "Risk Factors" section of the company's quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "could," "would," "target," "seek," "aim," "believe," "predicts," "think," "objectives," "optimistic," "new," "goal," "strategy," "potential," "is likely," "will," "expect," "plan" "project," "permit" or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company's expectations.

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Non-GAAP Financial Measures

We provide non-GAAP gross margin, non-GAAP net income (loss), and non-GAAP earnings per share to eliminate the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP gross margin, we exclude stock-based compensation expense and non-recurring expenses, if any, from our GAAP gross margin. To arrive at our non-GAAP net income (loss), we exclude all amortization of intangible assets, stock-based compensation expense and non-recurring expenses, if any, from our GAAP net income (loss). Included in our non-recurring expenses in Q4 2017 are depreciation on certain equipment undergoing reconfiguration, certain consulting fees, employee severance expenses, and certain non-recurring expenses related to hurricane Harvey. Our non-GAAP earnings per share is calculated by dividing our non-GAAP net income by the fully diluted share count. We believe that our non-GAAP measures are useful to investors in evaluating our operating performance for the following reasons:

•	We believe that elimination of items such as stock-based compensation expense and non-recurring expenses is appropriate because treatment of these items may vary for reasons unrelated to our overall operating performance;
•	We believe that non-GAAP measures provide better comparability with our past financial performance, period-to-period results and with our peer companies, many of which also use similar non-GAAP financial measures; and
•	We anticipate that investors and securities analysts will utilize non-GAAP measures to evaluate our overall operating performance.

A reconciliation of our GAAP net income (loss) and GAAP earnings per share for Q4 2017 to our non-GAAP net income (loss) and earnings per share is provided below, together with corresponding reconciliations for the three month period ended December 31, 2016 and the twelve month periods ended December 31, 2016 and December 31, 2017.

Non-GAAP measures should not be considered as an alternative to net income (loss), earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such other non-GAAP measures in the same manner. We have not reconciled the non-GAAP measures included in our guidance to the appropriate GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. GAAP measures that impact our non-GAAP financial measures may include stock-based compensation expense, non-recurring expenses, amortization of intangible assets, unrealized exchange loss (gain), asset impairment charges, and loss (gain) from disposal of idle assets. These GAAP measures cannot be reasonably predicted and may directly impact our non-GAAP gross margin, our non-GAAP net income and our non-GAAP fully-diluted earnings per share, although changes with respect to certain of these measures may offset other changes. In addition, certain of these measures are out of our control. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

About Applied Optoelectronics

Applied Optoelectronics, Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the internet datacenter, CATV broadband, fiber-to-the-home and telecom markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

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SOURCE: Applied Optoelectronics, Inc.

Investor Relations Contacts:

The Blueshirt Group, Investor Relations

Maria Riley & Chelsea Lish

+1-415-217-7722

ir@ao-inc.com

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Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash, Cash Equivalents and Short term investments	$83,984	$52,000
Accounts Receivable, Net	59,850	49,766
Inventories	75,768	51,817
Other Receivables	5,884	1,501
Prepaid Income Tax	1,394	–
Prepaid Expenses and Other Current Assets	2,817	2,468
Total Current Assets	229,697	157,552

Cash restricted for Construction in Progress	–	8
Property, Plant And Equipment, Net	197,943	144,098
Land Use Rights, Net	804	778
Intangible Assets, Net	4,007	3,993
Deferred Income Tax Assets	12,801	11,421
Other Assets	7,732	4,468
TOTAL ASSETS	$452,984	$322,318

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$43,624	$36,375
Accrued Expenses	19,103	14,452
Accrued Income Tax	7,422	974
Bank Acceptance Payable	–	307
Current Portion of Long Term Debt	559	7,865
Total Current Liabilities	70,708	59,973

Notes Payable and Long Term Debt	49,000	34,961
TOTAL LIABILITIES	119,708	94,934

STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	333,276	227,384

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$452,984	$322,318

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Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Revenue	2017	2016	2017	2016
Datacenter	$62,001	$68,105	$306,712	$201,314
CATV	14,326	13,424	60,756	43,567
Telecom	3,177	2,856	12,899	12,938
FTTH	85	234	490	1,567
Other	266	281	1,472	1,327
Total Revenue	79,855	84,900	382,329	260,713

Total Cost of Goods Sold	47,701	52,662	216,049	173,759

Total Gross Profit	32,154	32,238	166,280	86,954

Operating Expenses:
Research and Development	10,670	7,208	35,365	31,780
Sales and Marketing	2,090	1,743	8,702	6,627
General and Administrative	9,074	7,443	35,262	25,527
Total Operating Expenses	21,834	16,394	79,329	63,934

Operating Income	10,320	15,844	86,951	23,020

Other Income (Expense):
Interest Income	55	41	221	247
Interest Expense	(66)	(404)	(858)	(1,717)
Other Income (Expense)	(20)	(12)	223	70
Foreign Exchange Loss	(870)	(3)	(2,011)	(617)
Total Other Income (Expense):	(901)	(378)	(2,425)	(2,017)

Net Income before Income Taxes	9,419	15,466	84,526	21,003

Income Tax Benefit (Expense)	(3,703)	(1,241)	(10,575)	10,231

Net Income	5,716	14,225	73,951	31,234
Net income per share attributable to common stockholders
basic	$0.29	$0.81	$3.87	$1.82
diluted	$0.28	$0.77	$3.67	$1.76

Weighted-average shares used to compute net income per share attributable to common stockholders
basic	19,406	17,631	19,097	17,202
diluted	20,160	18,513	20,139	17,713

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Applied Optoelectronics, Inc.

Reconciliation of Statements of Operations under GAAP and Non-GAAP

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP total gross profit (a)	$32,154	$32,238	$166,280	$86,954
Share-based compensation expense	124	51	461	190
Non-recurring expense	459	–	459	–
Non-GAAP total gross profit (a)	32,737	32,289	167,200	87,144

GAAP net income	5,716	14,225	73,951	31,234
Amortization of intangible assets	125	117	485	454
Share-based compensation expense	1,946	1,003	7,795	3,832
Non-recurring charges	1,398	53	2,166	1,818
Loss from disposal of idle assets	–	37	2	81
Unrealized exchange loss (gain)	741	46	948	(946)
Non Recurring Tax expense (benefit)	8,016	–	7,696	(11,856)
Non-GAAP net income	17,942	15,481	93,043	24,617

GAAP diluted net income per share	$0.28	$0.77	$3.67	$1.76
Amortization of intangible assets	0.00	0.01	0.02	0.03
Share-based compensation expense	0.10	0.06	0.39	0.22
Non-recurring charges	0.07	–	0.11	0.10
Loss from disposal of idle assets	–	–	–	–
Unrealized exchange loss (gain)	0.04	–	0.05	(0.05)
Non Recurring Tax expense (benefit)	0.40	–	0.38	(0.67)
Non-GAAP diluted net income per share	$0.89	$0.84	$4.62	$1.39

Shares used to compute diluted earnings per share	20,160	18,513	20,139	17,713

(a) Provided for the purpose of calculating gross profit as a percentage of revenue (gross margin).

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